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Exhibit 21

                                     SUBSIDIARIES


(i) CCC Information Services Inc., a Delaware corporation (wholly-owned subsidiary of the Registrant)

(ii) Credit Card Services Corporation, a Delaware corporation (wholly-owned subsidiary of the Registrant)

(iii) Certified Collateral Corporation of Canada, Ltd., a Canadian corporation (wholly-owned subsidiary of CCC Information Services Inc.)

(iv) CCC Vehicle Damage Estimators, Inc., a Delaware corporation (wholly-owned subsidiary of CCC Information Services Inc.)